CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Conestoga Funds and to the use of our report dated November 25, 2019 on the financial statements and financial highlights of Conestoga Small Cap Fund and Conestoga SMid Cap Fund, each a series of shares of beneficial interest in Conestoga Funds. Such financial statements and financial highlights appear in the September 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 27, 2020